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Exhibit 99.1

FDA ACCEPTS ALLOS NEW DRUG APPLICATION WITH PRIORITY REVIEW FOR RSR13 IN BRAIN METASTASES FROM BREAST CANCER

        WESTMINSTER, Colo., February 3, 2004—Allos Therapeutics, Inc. (Nasdaq: ALTH) announced today that the Division of Oncology Drug Products at the U.S. Food and Drug Administration (FDA) has accepted for review the company's New Drug Application (NDA) seeking approval to market RSR13 (efaproxiral) as an adjunct to whole brain radiation therapy for the treatment of brain metastases in patients with breast cancer. The FDA also designated the NDA for "priority" review, meaning the FDA will take action on the NDA filing within six months from the submission date, or by June 2004. The company completed the rolling submission of its NDA in December 2003 under the FDA's Fast Track designation.

        "We are very pleased that the FDA has accepted our NDA for RSR13 for review with a 'priority' designation," said Michael E. Hart, President and CEO of Allos Therapeutics, Inc. "We are one step closer to delivering a potential new treatment for patients suffering from brain metastases from breast cancer."

About the RSR13 NDA Filing

        The NDA filing was based on a 538-patient pivotal Phase 3 study in which 115 patients with brain metastases from breast cancer showed that RSR13 plus whole brain radiation therapy (WBRT) increased median survival by 89 percent, as compared to WBRT alone (8.67 months versus 4.57 months). Patients with brain metastases from breast cancer who received RSR13 plus WBRT experienced a 51 percent reduction in risk of death as compared to patients who received WBRT alone. In addition, patients with brain metastases from breast cancer who were treated with RSR13 plus WBRT also achieved a statistically significant increase in response rate in the brain as compared to the control group. The addition of RSR13 to WBRT was safe and well tolerated.

About RSR13

        RSR13 is the first synthetic small molecule designed to "sensitize" hypoxic (oxygen-deprived) areas of tumors prior to radiation therapy by facilitating the release of oxygen from hemoglobin, the oxygen-carrying protein contained within red blood cells, and increasing the level of oxygen in tumors. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy in the treatment of cancer. By increasing tumor oxygenation at the time of treatment, RSR13 has the potential to enhance the efficacy of standard radiation therapy. Unlike chemotherapeutics or other radiation sensitizers, RSR13 does not have to cross the blood brain barrier or enter the tumor to be effective.

About Allos Therapeutics, Inc.

        Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments. The company's lead clinical candidate, RSR13, is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy. In addition, Allos is developing PDX, an injectable small molecule chemotherapeutic agent that has a superior potency and toxicity profile relative to methotrexate and other dihydrofolate reductase, or DHFR, inhibitors. For more information, please visit the company's web site at: www.allos.com.

        This announcement contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to the company's ability to obtain regulatory approval for RSR13 for the treatment of brain metastases from breast cancer in the United States, Europe or any other jurisdiction, as well as other risks and uncertainties detailed from time to time in the company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended. All forward-looking statements are based on information currently available to the company on the date hereof, and the company assumes no responsibility to update such statements.

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Contacts:

Monique M. Greer
VP, Corporate Communications and Investor Relations
720-540-5241
mgreer@allos.com

Lazar Partners Limited (media)
Fern Lazar
212-867-1762
flazar@lazarpartners.com

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FDA ACCEPTS ALLOS NEW DRUG APPLICATION WITH PRIORITY REVIEW FOR RSR13 IN BRAIN METASTASES FROM BREAST CANCER